EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-1

(Form Type)

Artelo Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	920,092	$10.43	$9,596,560	0.00015310	$1,470
	Total Offering Amounts					$9,596,560		$1,470
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,470

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)

This registration statement registers an aggregate 920,092 shares of the registrant’s common stock, consisting of (i) 136,843 shares of the registrant’s common stock currently outstanding, (ii) 93,180 shares of the registrant’s common stock issuable upon the exercise of pre-funded warrants, (iii) 460,046 shares of the registrant’s common stock issuable upon the exercise of warrants at an exercise price of $5.82 per share, and (iv) 230,023 shares of the registrant’s common stock issuable upon the exercise of warrants at an exercise price of $10.00 per share.

(3)

Represents shares that may be sold by the selling stockholders identified in the registration statement. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock on the Nasdaq Capital Market on July 3, 2025.